Exhibit 10.20

June 19, 2008

Fran Heller

Dear Fran:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. Your title will be that of Executive Vice President, Business Development reporting to George Scangos, President and Chief Executive Officer. Other terms of employment include:

Compensation: Your base salary will be fifteen thousand seven hundred sixty nine dollars and twenty four cents ($15,769.24) per pay period. We are on a bi-weekly pay schedule. This equates to a base compensation of four hundred ten thousand dollars and twenty four cents ($410,000.24) on an annual basis. This is an exempt position. You will receive a sign-on bonus of one hundred thousand dollars ($100,000.00), minus all applicable taxes, payable on the first pay date after hire. Should you elect to voluntarily terminate employment with the Company within twelve (12) months of your hire date, the sign-on bonus will be entirely re-paid by you to the Company on your last date of employment.

Options for Equity: On your actual date of hire you will also receive a stock option for one hundred eight-five thousand (185,000) shares of Exelixis stock pursuant to our standard Stock Plan and subject to approval by the Board of Directors. Options vest at the rate of 1/4th after one year and 1/48th every month thereafter over a total of four years.

Benefits: All full-time employees of Exelixis, Inc. enjoy a general benefits package, which is outlined on the attached Summary of Benefits.

Relocation: In order to accommodate a new hire’s activities associated with their move to the Bay Area, Exelixis provides employees a relocation benefit package available under the Company’s Relocation Plan. Employees are eligible to receive the specific benefits outlines in the attached policy. Please contact Human Resources regarding any specific questions you may have pertaining to this program.

Performance Review: Focal reviews will take place annually during the month of December, at which time your performance will be reviewed. If eligible for a performance review increase, the merit increase will be effective in January.

Bonus Target: You will be eligible for a bonus at a target of 45%. The bonus is based on 80% company achievements and 20% division/department achievements.

Severance Benefits: You will participate as an “Executive Participant” in Exelixis’ Change in Control and Severance Benefit Plan. Subject to the terms and conditions of this plan, in the event that your employment by the Company terminates due to a

Fran Heller

June 19, 2008

Page Two

“Covered Termination” or a “Change in Control Termination” as defined in this plan, you will receive the compensation and benefits specified in such plan for Executive Participants. A copy of Exelixis’ Change in Control and Severance Benefit Plan accompanies this offer letter.

Start Date: To be determined.

Confidentiality and Company Policies: As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the attached Confidential Disclosure Agreement. You will also be required to abide by the Company’s policies and procedures, including the Code of Business Conduct and Ethics.

Reference Verification: This letter will confirm that your references have been verified by us prior to the date of this offer letter.

Background Check: This offer is contingent upon successfully passing your background check. We will instruct our vendor (Hire Right) to expedite the background check process, once you have completed the online forms from Hire Right. Average processing time is three business days.

Other: This offer expires on June 27, 2008 unless accepted by you prior to this date. In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time. No provision of this letter shall be construed to create or express an implied employment contract for a specific period of time. Either you or the Company may terminate this employment relationship at any time, with or without cause. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

Employment Authorization: Our offer of employment is at will and contingent upon your ability to document your employment authorization in the United States. If you are unable to document your right to work within the United States within three days of your date of hire, your employment will be terminated.

You may accept this offer of employment by signing both copies of this letter and Proprietary Information and Invention Agreements and returning one of each in the envelope provided to Jeff Coon, Vice President, Human Resources, 210 East Grand Avenue, South San Francisco, CA 94083.

Fran, we look forward to your coming on board.

Sincerely,

Jeff Coon
Vice President, Human Resources

Fran Heller

June 19, 2008

Page Three

ACCEPTED BY:

/s/ Fran Heller	June 25, 2008
Fran Heller	Date

Enclosures:

Benefit Summary

Confidentiality Agreement

DE-4 (optional)

Direct Deposit Form (optional)

Employee Information Form

I-9

Insider Trading Policy

W-4